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Exhibit 99.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
  Stockholders of Mac-Gray Corporation:

        To the Board of Directors and Stockholders of Mac-Gray Corporation:

        In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Mac-Gray Corporation and its subsidiaries (the "Company") at December 31, 2001 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As disclosed in Note 6, the Company changed the manner in which it accounts for goodwill and other intangible assets upon adoption of the accounting guidance of Statement of Financial Accounting Standards No. 142 effective on January 1, 2002.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 14, 2003,
except for Note 12, as to which the date is July 29, 2005

MAC-GRAY CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2001	2002
ASSETS
Current assets:
Cash and cash equivalents	$5,225	$5,016
Trade receivables, net of allowance for doubtful accounts	7,729	7,670
Inventory of finished goods	4,557	6,186
Deferred income taxes	844	1,067
Prepaid expenses, route rent and other current assets	8,928	7,595

Total current assets	27,283	27,534
Property, plant and equipment, net	75,598	74,928
Intangible assets, net	47,912	45,739
Prepaid expenses, route rent and other assets	17,102	14,178

Total assets	$167,895	$162,379

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$7,104	$8,371
Current portion of capital lease obligations	543	479
Trade accounts payable	5,706	6,272
Accrued route rent	7,697	8,550
Accrued expenses	4,065	5,185
Deferred revenues and deposits	1,973	1,278

Total current liabilities	27,088	30,135
Long-term debt	62,221	47,290
Long term capital lease obligations	351	685
Deferred income taxes	15,105	17,821
Deferred retirement obligation	645	541
Other liabilities	1,911	2,219
Commitments and contingencies (Note 13)
Stockholders' equity:
Preferred stock of Mac-Gray Corporation ($.01 par value, 5 million shares authorized, no shares outstanding)	—	—
Common stock of Mac-Gray Corporation ($.01 par value, 30 million shares authorized, 13,443,754 issued and 12,649,318 outstanding at December 31, 2001, and 13,443,754 issued and 12,670,220 outstanding at December 31, 2002)	134	134
Additional paid in capital	68,540	68,540
Accumulated other comprehensive loss	(1,911)	(1,723)
Retained earnings	3,158	5,805

	69,921	72,756
Less common stock in treasury, at cost	(9,347)	(9,068)

Total stockholders' equity	60,574	63,688

Total liabilities and stockholders' equity	$167,895	$162,379

The accompanying notes are an integral part of these consolidated financial statements

MAC-GRAY CORPORATION

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share data)

	Years Ended December 31,
	2000	2001	2002
Revenue:
Facilities management revenue	$108,140	$110,276	$109,627
Product sales	46,128	41,793	40,741

Total revenue	154,268	152,069	150,368

Cost of revenue:
Cost of facilities management revenue	71,319	74,300	73,961
Depreciation and amortization	18,980	19,276	16,501
Cost of product sales	28,821	27,551	27,494

Total cost of revenue	119,120	121,127	117,956

Gross margin	35,148	30,942	32,412

Operating expenses:
General and administration	9,788	8,823	9,359
Sales and marketing	10,542	10,994	11,125
Depreciation and amortization	1,225	1,201	1,197

Total operating expenses	21,555	21,018	21,681

Income from operations	13,593	9,924	10,731
Interest expense, net	(6,770)	(5,164)	(4,578)
Other income, net	123	24	188

Income before provision for income taxes and effect of change in accounting principle	6,946	4,784	6,341
Provision for income taxes	(3,162)	(2,299)	(2,567)

Net income before effect of change in accounting principle	3,784	2,485	3,774
Effect of change in accounting principle—net of taxes (Note 6)	—	—	(906)

Net income	$3,784	$2,485	$2,868

Net income per common share before effect of change in accounting principle—basic	$0.30	$0.20	$0.30

Net income per common share before effect of change in accounting principle—diluted	$0.30	$0.20	$0.30

Net income per common share—basic	$0.30	$0.20	$0.23

Net income per common share—diluted	$0.30	$0.20	$0.23

Weighted average common shares outstanding—basic	12,634	12,645	12,661

Weighted average common shares outstanding—diluted	12,634	12,647	12,664

The accompanying notes are an integral part of these consolidated financial statements

MAC-GRAY CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(In thousands, except share data)

	Common Stock						Treasury Stock
					Accumulated Other Comprehensive Loss
	Number of shares	Value	Additional Paid in Capital	Retained Earnings		Comprehensive Income	Number of shares	Cost	Total
Balance, December 31, 1999	13,443,754	$134	$68,540	$(2,935)	$—		816,001	$(9,600)	$56,139
Net income	—	—	—	3,784	—		—	—	3,784
Stock granted	—	—	—	(78)	—		(9,886)	116	38

Balance, December 31, 2000	13,443,754	134	68,540	771	—		806,115	(9,484)	59,961
Net income	—	—	—	2,485	—	$2,485	—	—	2,485
Other comprehensive income (loss):
Cumulative effect of adopting FAS133, net of tax of $750	—	—	—	—	$(1,124)	—	—	—	(1,124)
Unrealized loss on derivative instruments, net of tax of $524	—	—	—	—	(787)	(787)	—	—	(787)

Comprehensive income	—	—	—	—	—	$1,698	—	—	—

Stock granted	—	—	—	(89)	—		(10,679)	125	36
Options exercised	—	—	—	(9)	—		(1,000)	12	3

Balance, December 31, 2001	13,443,754	134	68,540	3,158	(1,911)		794,436	(9,347)	60,574
Net income	—	—	—	2,868	—	$2,868	—	—	2,868
Other comprehensive income: Unrealized gain on derivative instruments, net of tax of $125 and net of reclassification adjustment (Note 9)	—	—	—	—	188	188	—	—	188

Comprehensive income	—	—	—	—	—	$3,056	—	—	—

Stock issuance—Employee Stock Purchase Plan	—	—	—	(130)	—		(14,141)	167	37
Repurchase of common stock	—	—	—	—	—		3,800	(12)	(12)
Stock granted	—	—	—	(91)	—		(10,561)	124	33

Balance, December 31, 2002	13,443,754	$134	$68,540	$5,805	$(1,723)		773,534	$(9,068)	$63,688

The accompanying notes are an integral part of these consolidated financial statements

MAC-GRAY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years ended December 31,
	2000	2001	2002
Cash flows from operating activities:
Net income	$3,784	$2,485	$2,868
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	20,205	20,477	17,698
Effect of change in accounting principle	—	—	906
Allowance for doubtful accounts and lease reserves	79	525	(167)
Gain on sale of assets	(201)	(52)	(192)
Deferred income taxes	2,857	1,635	2,493
Director stock grant	38	36	33
Non-cash interest expense	—	—	828
Decrease in accounts receivable	480	192	226
Decrease (increase) in inventory	3,130	(1,166)	(1,629)
(Increase) decrease in prepaid expenses, route rent and other assets	(3,440)	(2,227)	2,259
(Decrease) increase in accounts payable, accrued route rent and accrued expenses	(3,030)	(2,776)	2,207
Decrease in deferred revenues and customer deposits	(725)	(656)	(695)

Net cash flows provided by operating activities	23,177	18,473	26,835

Cash flows from investing activities:
Capital expenditures	(13,983)	(12,779)	(13,334)
Proceeds from sale of property and equipment	1,987	862	898

Net cash flows used in investing activities	(11,996)	(11,917)	(12,436)

Cash flows from financing activities:
Payments on long-term debt and capital lease obligations	(2,697)	(1,846)	(1,363)
Payments on 2000 Senior Secured Credit Facility, net	(7,352)	(6,203)	(13,050)
Payments for repurchase of common stock	—	—	(12)
Financing costs	(983)	—	(220)
Proceeds from issuance of common stock	—	—	37
Proceeds from exercise of stock options	—	3	—

Net cash flows used in financing activities	(11,032)	(8,046)	(14,608)

Increase (decrease) in cash and cash equivalents	149	(1,490)	(209)
Cash and cash equivalents, beginning of period	6,566	6,715	5,225

Cash and cash equivalents, end of period	$6,715	$5,225	$5,016

Supplemental cash flow information:
Interest paid	$6,706	$6,774	$4,730
Income taxes paid (received)	$(243)	$230	$393

        Supplemental disclosure of non-cash investing activities: During the years ended December 31, 2000, 2001 and 2002, the Company acquired various vehicles under capital lease agreements totaling $606 and $566 and $915, respectively.

The accompanying notes are an integral part of these consolidated financial statements

MAC-GRAY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except per share data)

1. Description of the Business and Basis of Presentation

        Description of the Business.    Mac-Gray Corporation ("Mac-Gray" or the "Company") generates the majority of its revenue from card/coin-operated laundry rooms located in the Northeastern, Southeastern and Midwestern United States. A large portion of its revenue is also derived from the sale and lease of the Company's MicroFridge® product lines. The Company's principal customer base is the multi-housing market, which includes apartments, condominium units, colleges and universities, and military bases. The Company also sells, services and leases commercial laundry equipment to commercial laundromats, multi-housing properties and institutions. The Company also generates revenue from card/coin-operated reprographics equipment located in university and municipal libraries, and other buildings. The majority of the Company's purchases of laundry equipment is from one supplier.

        Basis of Presentation.    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

2. Significant Accounting Policies

        Cash and Cash Equivalents.    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. On occasion the Company has excess cash available for a short period of time; when this occurs, the Company invests such excess cash in repurchase agreements and other highly liquid short-term investments. Accordingly, the investments are subject to minimal credit and market risk. Included in cash and cash equivalents is an estimate of cash not yet collected which remains at laundry and reprographics customer locations. At December 31, 2001 and 2002, this estimate was $3,655 and $3,480, respectively.

        Revenue Recognition.    The Company recognizes route revenue on the accrual basis. Rental revenue is recognized ratably over the related contractual period, which is generally less than one year. The Company recognizes revenue from product sales upon shipment of the products, unless otherwise specified. Shipping and handling fees charged to customers are recognized upon shipment of the products and are included in revenue with related cost included in cost of sales.

        The Company has entered into long-term lease transactions that meet the qualifications of a sales-type lease for certain equipment. For these transactions, the amount of revenue recognized upon product shipment is the present value of the minimum lease payments, net of executory costs, together with the profit thereon, discounted at the interest rate implicit in the lease. Interest revenue is recognized over the life of the rental agreement. At December 31, 2001 and 2002 the Company had $14,351 and $11,022, respectively, in receivables related to sales-type leases. These receivables have been recorded net of unearned interest income of $1,059 and $849 at December 31, 2001 and 2002. These receivables are primarily due ratably over the next seven years and have been classified as other current assets and other long-term assets, as appropriate, in the balance sheet. The related reserve for lease receivables at December 31, 2001 and 2002 was $450 and $452, respectively. The Company has not entered into any significant sales-type leases since 2001.

        Allowance for Doubtful Accounts.    On a regular basis, the Company reviews the adequacy of its provision for doubtful accounts for trade accounts receivable and lease receivable based on historical collection expense results and current economic conditions using factors based on the aging of its trade accounts and lease receivable. In addition, the Company estimates specific additional allowances based on indications that a specific customer may be experiencing financial difficulties. The Company maintains an allowance for doubtful trade accounts receivable of $567 at December 31, 2001 and $397 at December 31, 2002.

        Concentration of Credit Risk.    Financial instruments which potentially expose the Company to concentration of credit risk include trade and lease receivables generated by the Company as a result of the selling and leasing of laundry equipment and MicroFridge® products. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed and reserves are maintained. The Company typically does not require collateral. No individual customer accounted for more than 10% of revenues or accounts receivable for any period presented.

        Fair Value of Financial Instruments.    For purposes of financial reporting, the Company has determined that the fair value of financial instruments approximates book value at December 31, 2001 and 2002, based upon terms currently available to the Company in financial markets.

        Inventories.    Inventories are stated at the lower of cost (as determined using the first-in, first-out method) or market, and consist primarily of finished goods.

        Provision for Inventory Reserves.    On a regular basis, the Company reviews the adequacy of its reserve for inventory obsolescence based on historical experience, product knowledge and frequency of shipments.

        Prepaid Route Rent.    Prepaid route rent consists of cash advances paid to property owners and managers under laundry service contracts. The prepaid amount is amortized ratably over the life of the contract.

        Property, Plant and Equipment.    Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets. Expenditures for maintenance and repairs are charged to operations as incurred; acquisitions, major renewals, and betterments are capitalized. Upon retirement or sale, the cost of assets disposed of and their related accumulated depreciation or amortization are removed from the accounts, with the resulting gain or loss reflected in income.

        Route Equipment—Not Yet Placed in Service.    These assets represent laundry machines that management estimates will be installed in route laundry rooms and have not been purchased for commercial sale.

        Advertising Costs.    Advertising costs are expensed as incurred. These costs were $554, $782 and $878 for the years ended December 31, 2000, 2001 and 2002, respectively.

        Intangible Assets.    Intangible assets primarily consist of various non-compete agreements, customer lists, goodwill and contract rights recorded in connection with the acquisitions. The non-compete agreements are amortized using the straight-line method over the life of the agreements, which range from two to five years. Customer lists are amortized using the straight-line method over five to fifteen years. Contract rights are amortized using the straight-line method over fifteen years. In accordance with the adoption of the provisions of FAS 142 (see Note 6), the Company stopped amortizing goodwill on January 1, 2002.

        Impairment of Long-Lived Assets.    The Company reviews long-lived assets, including fixed assets and intangible assets with definitive lives, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset is written down to its estimated fair value on a discounted cash flow basis.

        In accordance with FAS 142, the Company tests its goodwill annually for impairment and whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be recoverable. The goodwill impairment review consists of a two-step process of first determining the fair value of the reporting unit and comparing it to the carrying value of the net assets allocated to the reporting unit. Fair values of the reporting units were determined based on estimates of comparable market price or discounted future cash flows. If this fair value exceeds the carrying value, no further analysis or goodwill impairment charge is required. If the fair value of the reporting unit is less than the carrying value of the net assets, the implied fair value of the reporting unit is allocated to all the underlying assets and liabilities, including both recognized and unrecognized tangible and intangible assets, based on their fair value. If necessary, goodwill is then written-down to its fair value.

        Income Taxes.    The Company accounts for income taxes utilizing the asset and liability method as prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). Under the provisions of FAS 109, the current or deferred tax consequences of a transaction are measured by applying the provisions of enacted tax laws to determined the amount of taxes payable currently or in future years. The classification of net current and non-current deferred tax assets or liabilities depend upon the nature of the related asset or liability. Deferred income taxes are provided for temporary differences between the income tax basis of assets and liabilities and their carrying amounts for financial reporting purposes.

        Stock Compensation.    The Company's stock option plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). The Company uses the disclosure requirements of Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). Under APB No. 25, the Company does not recognize compensation expense on stock options granted to employees, because the exercise price of each option is equal to the market price of the underlying stock on the date of the grant.

        If the company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by FAS 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

	Year Ended December 31,
	2000	2001	2002
Net income, as reported	$3,784	$2,485	$2,868
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(85)	(39)	(244)

Pro forma net income	$3,699	$2,446	$2,624

Earnings per share:
Basic, as reported	$0.30	$0.20	$0.23

Basic, pro forma	$0.29	$0.19	$0.21

Diluted, as reported	$0.30	$0.20	$0.23

Diluted, pro forma	$0.29	$0.19	$0.21

        Because the determination of the fair value of all options granted includes vesting periods over several years and additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects of reported net income for future periods.

        Use of Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Earnings Per Share.    The Company accounts for earnings per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128"). FAS 128 requires the presentation of basic earnings per share ("EPS") and diluted earnings per share. Basic EPS includes no dilution and is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity. Diluted earnings per share has been calculated using the treasury stock method.

        Reclassifications.    Certain amounts in the 2000 and 2001 Consolidated Financial Statements have been reclassified to conform with the 2002 presentation.

        Other Comprehensive Income.    The Company accounts for comprehensive income in accordance with Statement of Financial Accounting Standards No. 130 ("FAS 130"), "Reporting Comprehensive Income". This statement requires disclosure of comprehensive income and its components in interim and annual reports. Comprehensive income includes all changes in stockholders' equity during a period except those resulting from investments by stockholders and distributions to stockholders.

        Financial Instruments.    The Company accounts for derivative instruments in accordance with the provisions of Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), and Statement of Financial Accounting Standard No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities—an amendment of FASB No. 133" ("FAS 138"). These statements require the Company to recognize derivatives on its balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is a hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the intended use of the derivative. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has designated its interest rate swap agreements as cash flow hedges. Accordingly, the change in fair value of the agreements are recognized in other comprehensive income and the ineffective portion of the change is recognized in earnings immediately.

        Product Warranties.    The Company offers limited-duration warranties on MicroFridge® products and, at the time of sale, provides reserves for all estimated warranty costs based upon historical warranty costs. Actual costs have not exceeded the Company's estimates.

Accrued Warranty
Balance, December 31, 2000	$158
Accruals for warranties issued	165
Accruals for pre-existing warranties (including changes in estimates)	—
Settlements made (in cash or in kind)	(163)

Balance, December 31, 2001	160
Accruals for warranties issued	196
Accruals for pre-existing warranties (including changes in estimates)	—
Settlements made (in cash or in kind)	(191)

Balance, December 31, 2002	$165

        New Accounting Pronouncements.    In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 143, "Accounting for Asset Retirement Obligations," ("FAS 143") which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. FAS 143 is required to be adopted for fiscal years beginning after June 15, 2002. Management does not expect the adoption of this standard to have any impact on the Company's financial position or results of operations.

        In October 2001, the FASB issued Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets," ("FAS 144"). FAS 144 supercedes

FASB Statement No. 121 ("FAS 121"), "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed of." FAS 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30 ("APB 30"), "Reporting Results of Operations—Reporting the Effects of Disposal of a Segment of a Business." FAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. On January 1, 2002, the Company adopted FAS 144. The adoption of FAS 144 had no material effect on the Company's financial position or results of operations.

        In July 2002, the FASB issued Statement of Financial Accounting Standard No. 146, "Accounting for Costs Associates with Exit or Disposal Activities" ("FAS 146"), which nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." FAS 146 requires a liability for a cost associated with an exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred. If fair value cannot be reasonably estimated, the liability shall be recognized initially in the period in which fair value can be reasonably estimated. The provisions of FAS 146 will be effective for the Company prospectively for exit or disposal activities initiated after December 31, 2002. The Company does not believe that the adoption of this pronouncement will have a material effect on the results of the Company.

        In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee. This Interpretation also incorporates, without change, the guidance in FASB Interpretation No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others", which is being superseded. The Company has adopted the disclosure provisions of this pronouncement as of December 31, 2002. The Company is currently assessing the financial impact of adopting this pronouncement in fiscal year 2003.

        In December 2002, the FASB issued Statement of Financial Accounting Standard No. 148, "Accounting for Stock-Based Compensation" ("FAS 148"), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of FAS 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The amended disclosure provisions are effective for fiscal years ending after December 15, 2002 and the Company has adopted the amended disclosure provisions as of December 31, 2002. As provided for in FAS No. 123, the Company has elected to apply Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for stock-based employee compensation plans. APB No. 25 does not require employee stock options to be expensed when granted with an exercise price equal to fair market value. The Company intends to continue to apply the provisions of APB No. 25.

3. Prepaid Expenses, Route Rent and Other Current Assets

        Prepaid expenses, route rent and other current assets consist of the following:

	December 31,
	2001	2002
Prepaid route rent	$1,862	$1,733
Prepaid supplies	2,325	1,918
Leases receivable	3,382	3,099
Prepaid taxes	615	—
Other	744	845

	$8,928	$7,595

4. Prepaid Expenses, Route Rent and Other Assets

        Prepaid expenses, route rent and other assets consist of the following:

	December 31,
	2001	2002
Prepaid route rent	$6,153	$5,606
Leases receivable	9,403	7,202
Other	1,546	1,370

	$17,102	$14,178

5. Property, Plant and Equipment

        Property, plant and equipment consist of the following:

		December 31,
	Estimated Useful Life
		2001	2002
Route equipment	10 years	$112,992	$125,710
Rental equipment	7 years	10,080	6,683
Buildings and improvements	15-39 years	10,278	10,946
Furniture, fixtures and computer equipment	2-7 years	7,418	7,842
Trucks and autos	3-5 years	5,305	5,144
Tooling costs	3 years	306	306
Land and improvements	—	221	221

		146,600	156,852
Less: accumulated depreciation		72,816	83,117

		73,784	73,735
Route equipment, not yet placed in service		1,814	1,193

Property, plant and equipment, net		$75,598	$74,928

        Depreciation of property, plant and equipment totaled $15,806, $16,237 and $16,212 for the years ended December 31, 2000, 2001 and 2002, respectively.

        At December 31, 2001 and 2002, trucks and autos included $4,826 and $4,693, respectively, of capital leased equipment with an accumulated amortization balance of $3,931 and $3,528, respectively.

6. Adoption of FAS 142

        On January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142 ("FAS 142")—"Goodwill and Other Intangible Assets." FAS 142 requires an initial impairment assessment upon adoption on January 1, 2002, as well as an annual assessment thereafter. The Company engaged an independent third-party business appraisal firm to assist in this process. After their review of information provided by the Company and obtained from public sources, the outside firm performed a fair market valuation of the Company's Laundry and Reprographics, and MicroFridge® segments. These segments represent the Company's reporting units under FAS 142. Upon the completion of this evaluation it was determined that the fair value of the Laundry and MicroFridge® reporting units exceeded their book value, therefore no impairment of goodwill occurred in these reporting units. However, due to the continued decline in the performance of the reprographics reporting unit as a result of expanding use of the Internet in college and public libraries, and access to free laser printers, the book value of the reprographics reporting unit exceeded the fair value, resulting in a non-cash write-off of the remaining book value of the reporting unit's goodwill in the period ended March 31, 2002, of $906, or $0.07 per share. In accordance with FAS 142, this has been recorded as the effect of a change in accounting principle.

        Following is the impact on earnings of implementing FAS 142 on the year ended December 31, 2002, and what the impact on the same period in 2000 and 2001 would have been:

	For the year ended December 31,
	2000	2000 per share	2001	2001 per share	2002	2002 per share
Reported earnings	$3,784	$0.30	$2,485	$0.20	$2,868	$0.23
Add: Impairment charge to comply with new accounting standard—net of taxes	—	—	—	—	906	0.07

	3,784	0.30	2,485	0.20	3,774	0.30
Add: Goodwill amortization—net of taxes	1,907	0.15	1,907	0.15	—	—

	$5,691	$0.45	$4,392	$0.35	$3,774	$0.30

        After the write-off of goodwill associated with the reprographics segment, the remaining goodwill, which will not be further amortized, and the intangible assets to be amortized, are:

	As of December 31, 2001
	Cost	Accumulated Amortization	Net Book Value
Goodwill:
Laundry and reprographics	$50,011	11,387	$38,624
MicroFridge®	1,026	803	223

	51,037	12,190	38,847

Intangible assets:
Laundry and reprographics:
Non-compete agreements	4,482	$3,014	1,468
Contract rights	9,060	3,415	5,645
MicroFridge®:
Customer lists	1,451	344	1,107
Deferred financing costs	1,635	790	845

	16,628	7,563	9,065

Total intangible assets	$67,665	$19,753	$47,912

	As of December 31, 2002
	Cost	Accumulated Amortization	Net Book Value
Goodwill:
Laundry	$37,718		$37,718
MicroFridge®	223		223

	37,941		37,941

Intangible assets:
Laundry and reprographics:
Non-compete agreements	4,482	$3,450	1,032
Contract rights	9,060	4,019	5,041
MicroFridge®:
Customer lists	1,451	443	1,008
Deferred financing costs	1,852	1,135	717

	16,845	9,047	7,798

Total intangible assets	$54,786	$9,047	$45,739

        The carrying amount of goodwill totaled $38,847 and $37,941 as of December 31, 2001 and 2002, respectively. The change in carrying amount of goodwill from December 31, 2001 to December 31, 2002 was due to the charge of $906 on the laundry and reprographics segment related to the Copico goodwill for the effect of change in accounting principle.

        Estimated future amortization expense of intangible assets consists of the following:

2003	$1,395
2004	1,157
2005	873
2006	767
2007	767
Thereafter	2,839

$7,798

        Amortization expense associated with the above intangible assets amounted to $4,399, $4,240 and $1,486 for the years ended December 31, 2000, 2001 and 2002, respectively.

7. Accrued Expenses

        Accrued expenses consist of the following:

	December 31,
	2001	2002
Accrued interest	$371	$301
Accrued salaries	510	565
Accrued commission/bonuses	602	1,438
Accrued warranty	160	165
Deferred service revenue	404	398
Deferred smart card revenue	450	651
Current portion of deferred retirement obligation	104	104
Accrued professional fees	257	144
Accrued income taxes	623	394
Accrued sales tax	233	281
Accrued insurance	—	289
Other accrued expenses	351	455

	$4,065	$5,185

8. Deferred Retirement Obligation

        The deferred retirement obligation at December 31, 2001 and 2002 relates to payments due to a former shareholder of the Company in connection with a retirement agreement, which provides for annual payments of $104 until the death of the former shareholder. The liability has been estimated based upon the life expectancy of the former shareholder utilizing actuarial tables.

9. Long-Term Debt

        Long-term debt consists of the following:

	December 31,
	2001	2002
Senior Secured Credit Facility	$67,550	$54,500
Various fixed interest rate notes, (8.4%-11.51%) due through February 1, 2005	789	774
Discount note, 6% imputed interest rate (estimated fair market rate), quarterly installments, due October 1, 2002	482	—
Acquisition note payable, 8% imputed interest rate (estimated fair market rate), monthly payments, due May 31, 2006	504	387

Total long-term debt	69,325	55,661
Less: current portion	7,104	8,371

	$62,221	$47,290

Credit Agreement and Revolving Credit Facility

        On June 29, 2000 the Company entered into a new Senior Secured Credit Facility with a group of banks. This transaction retired the April 23, 1998 Senior Facility which was due to convert to a term loan in April 2001. The new revolving line of credit and term loan facility (the "2000 Senior Secured Credit Facility") provided for borrowings of up to $100,000. The 2000 Senior Secured Credit Facility provides for borrowings under a three-year revolving line of credit of up to $65,000, and included a five-year $35,000 Senior Secured Term Loan Facility. On June 7, 2002, the Company negotiated an extension of the revolving line of credit portion of the 2000 Senior Secured Credit Facility to July 2, 2004. On December 2, 2002, the Company entered into an amendment that allowed the repurchase of capital stock of the Company and modified the calculation of the maximum amount of capital expenditures and the operating cash flow ratio. There have been no other changes to the 2000 Senior Secured Credit Facility. The Company is also required to pay an amount equal to 75% of the Excess Cash Flow, as defined, for each fiscal year provided that the funded debt ratio for each of the preceding four fiscal quarters was greater than 1.50 to 1. This payment is first used to reduce the Senior Secured Term Facility with any remaining amounts used to reduce the revolving line of credit. The Company made Excess Cash Flow payments of $2,200 and $1,500 in 2001 and 2002, respectively. Primarily through principal payments made quarterly since the inception of the 2000 Senior Secured Credit Facility, the $35,000 Senior Secured Term Loan Facility has been reduced to $16,800 at December 31, 2002.

        Outstanding indebtedness under the 2000 Senior Secured Credit Facility bears interest, at the Company's option, at a rate equal to the prime rate or LIBOR plus 1.75%. The average interest rate at December 31, 2002 was approximately 6.0%.

        The 2000 Senior Secured Credit Facility restricts payments of dividends and other distributions, restricts the Company from making certain acquisitions and incurring indebtedness, and requires it to maintain certain financial ratios. The 2000 Senior Secured Credit Facility is collateralized by a blanket lien on the assets of the Company and each of its subsidiaries, as well as a pledge by the Company of all of the capital stock of its subsidiaries. The 2000 Senior Secured Credit Facility is subject to certain financial and operational covenants.    At December 31, 2002, the Company was in compliance with all the terms of the 2000 Senior Secured Credit Facility. On December 31, 2001, the Company failed the minimum EBITDA covenant, as defined in the Credit Facility, and obtained the necessary waiver from its lenders. The Company's EBITDA decreased in 2002 as compared to 2001 and, if this trend continues, the Company could fail to meet the minimum EBITDA covenant in the future and, absent a waiver from its lenders, such failure would permit the lenders to accelerate the repayment of all amounts outstanding under the Credit Facility. At December 31, 2002 outstanding letters of credit amounted to $503. The 2000 Senior Secured Term Loan Facility matures in quarterly increments through June 2005. The unused balance under the 2000 Senior Secured Credit Facility was $26,797 at December 31, 2002.

        In February 2000, the Company entered into two standard International Swaps and Derivatives Association ("ISDA") interest rate swap agreements with its primary financial institution to manage the interest rate risk associated with its 2000 Senior Secured Credit Facility. The Company has designated its interest rate swaps as cash flow hedges. Each agreement has a notional amount of $20,000 and maturity dates in February 2003 and 2005. The effect of the swap agreements is to limit the interest rate exposure to a fixed rate of 7.38% and 7.42% (versus the 90-day LIBOR rate) for the three year and five year swaps, respectively. On January 9, 2002, the Company terminated the $20,000 swap that expires in 2003 and entered into a $20,000 swap expiring in February 2004, with a fixed interest rate of 7.38% until February 2002, and 6.38% thereafter. The Company believes the risk associated with extending this fixed rate is more than offset by the interest expense savings the Company will realize. In accordance with the swap agreements and on a quarterly basis, interest expense is calculated based on the floating 90-day LIBOR and the fixed rate. If interest expense as calculated is greater based on the 90-day LIBOR, the financial institution pays the difference to the Company; if interest expense as calculated is greater based on the fixed rate, the Company pays the difference to the financial institution. Depending on fluctuations in the LIBOR, the Company's interest rate exposure and its related impact on interest expense and net cash flow may increase or decrease. The Company is exposed to credit loss in the event of non-performance by the other party to the swap agreement; however, nonperformance is not anticipated.

        The fair value of the interest rate swaps is the estimated amount that the Company would receive or pay to terminate the agreement at the reporting date, taking into account current interest rates and the credit worthiness of the counter party. At December 31, 2002, the fair value of the interest rate swaps was a loss of $2,219, net of related income taxes. The unrealized loss for the year ended December 31, 2002 of $526, net of related taxes of $351, was recorded as a component of other comprehensive income. The ineffective portion of the February 2004 interest rate swap recorded resulted in interest income of $364, before the effect of the related income taxes of $146, for the year ended December 31, 2002. During the year ended December 31, 2002, there was $1,192, before the effect of the related income taxes of $478, that was reclassified from accumulated other comprehensive income to interest expense due to the termination of the February 2003 interest rate swap. The Company estimates that approximately $60, net of related taxes, will be reclassified to interest expense during the year ended December 31, 2003. There were no reclassifications from accumulated other comprehensive income or ineffective portions of cash flow hedges for the year ended December 31, 2001. The fair value of the interest rate swaps is included in other liabilities.

        The 2000 Senior Secured Credit Facility contains a commitment fee equal to one quarter of one percent (0.25%) per annum of the average daily unused portion of the Credit Facility.

  Future Payments

        As of December 31, 2002, the scheduled future principal payments of long-term debt are as follows:

2003	$8,371
2004	46,329
2005	920
2006	41

$55,661

10. Income Taxes

        The provision for state and federal income taxes consists of the following:

	Years Ended December 31,
	2000	2001	2002
Current state	$209	$276	$121
Deferred state	534	232	400
Current federal	96	388	(47)
Deferred federal	2,323	1,403	2,093

Total income taxes	$3,162	$2,299	$2,567

        The net deferred tax liability in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities at December 31:

	2001	2002
Deferred tax assets:
Net operating loss carryforwards	$771	$1,628
Alternative minimum tax credit carryforwards	1,538	1,418
Accounts receivable	398	633
Deferred compensation	497	261
Amortization	124	—
Deferred revenue	213	62
Other	233	154

	3,774	4,156

Deferred tax liabilities:
Depreciation	14,885	17,108
Amortization	—	780
Sales-type leases	3,150	3,022

	18,035	20,910

Net deferred tax liabilities	$14,261	$16,754

        For the years ended December 31, 2000, 2001 and 2002 the statutory income tax rate differed from the effective rate primarily as a result of the following differences:

	2000	2001	2002
Taxes computed at federal statutory rate	34.0%	34.0%	34.0%
State income taxes, net of federal benefit	6.0	6.5	5.5
Non-deductible goodwill	3.3	4.7	—
Other	2.2	2.9	1.0

Income tax provision	45.5%	48.1%	40.5%

        At December 31, 2002, the Company has the following net operating loss carryforwards available to reduce certain future federal taxable income:

Net operating loss carryforwards relating to certain losses incurred prior to the year ended December 31, 2000	$931
Net operating loss carryforwards relating to certain losses incurred in the year ending December 31, 2000	857
Net operating loss carryforwards relating to certain losses incurred in the year ending December 31, 2001	87
Net operating loss carryforwards relating to certain losses incurred in the year ending December 31, 2002	1,277

$3,152

        At December 31, 2002, the Company has the following net operating loss carryforwards available to reduce certain future state taxable income:

Net operating loss carryforwards relating to certain losses incurred prior to the year ended December 31, 2000	$5,322
Net operating loss carryforwards relating to certain losses incurred in the year ending December 31, 2000	2,626
Net operating loss carryforwards relating to certain losses incurred in the year ending December 31, 2001	847
Net operating loss carryforwards relating to certain losses incurred in the year ending December 31, 2002	1,748

$10,543

        The state net operating loss carryforwards expire 10-20 years from the year in which they were incurred, except for the Massachusetts portion. The Massachusetts portion of the net operating loss carryfoward is $3,977, of which $3,363 expires in the year ending December 31, 2004, and $614 expires in the year ending December 31, 2005. The Company believes it will be able to fully utilize the state net operating loss carryforwards prior to their expiration date and accordingly, no valuation allowance has been recorded associated with these balances.

        The federal net operating loss carryfowards expire 15-20 years from the year in which they were incurred.

11. Repurchase of Common Stock

        On December 2, 2002, the Board of Directors authorized a $2,000 stock repurchase program. The authorization expires on December 2, 2003. As of December 31, 2002, 3,800 shares had been purchased at a total cost of $12.

12. Segment Information

        The Company operates four business units which are based on the Company's different product and service categories: Laundry Facilities Management, Laundry Equipment Sales, MicroFridge® and Reprographics. These four business units have been aggregated into two reportable segments ("Facilities Management" and "Product Sales"). The Facilities Management segment includes two business units: Laundry Facilities Management and Reprographics. The Laundry Facilities Management business unit provides coin and debit-card-operated laundry equipment to multi-unit housing facilities such as apartment buildings, colleges and universities and public housing complexes. The Reprographics business unit provides coin and debit-card-operated copiers to academic and public libraries. The Product Sales segment includes two business units: MicroFridge® and Laundry Equipment Sales. The MicroFridge® business unit sells its own patented and proprietary line of refrigerator/freezer/microwave oven combinations to a customer base which includes colleges and universities, military housing, hotel, motel and assisted living facilities. The Laundry Equipment Sales business unit operates as a distributor of, and provides service to, commercial laundry equipment in public laundromats, as well as for institutional purchasers, including hospitals, hotels and the United States military for use in their own on-premise laundry facilities.

        The Company is reclassifying its operating segments for the years ended December 31, 2000, 2001 and 2002 in order to conform to its current segment reporting requirements.

        There are no intersegment revenues.

        The tables below present information about the operations of the reportable segments of Mac-Gray for the years ended December 31, 2000, 2001 and 2002. The information presented represents the key financial metrics that are utilized by the Company's Chief Operating Decision Maker in assessing the performance of each of the Company's reportable segments.

	Year Ended December 31, 2000
	Facilities Management	Product Sales	Total
Revenues	$108,140	$46,128	$154,268
Gross margin	19,644	15,504	35,148
Depreciation and amortization	17,191	2,104	19,295
Capital expenditures	12,341	167	12,508
Total assets	145,988	20,559	166,547
	Year Ended December 31, 2001
	Facilities Management	Product Sales	Total
Revenues	$110,276	$41,793	$152,069
Gross margin	18,208	12,734	30,942
Depreciation and amortization	17,772	1,784	19,556
Capital expenditures	11,949	316	12,265
Total assets	136,994	23,569	160,563
	Year Ended December 31, 2002
	Facilities Management	Product Sales	Total
Revenues	$109,627	$40,741	$150,368
Gross margin	20,169	12,243	32,412
Depreciation and amortization	15,497	1,195	16,692
Capital expenditures	12,843	100	12,943
Total assets	131,876	24,228	156,104

        The following are reconciliations to corresponding totals in the accompanying consolidated financial statements:

	2000	2001	2002
Income
Total gross margin for the reportable segments	$35,148	$30,942	$32,412
Operating expenses	(21,555)	(21,018)	(21,681)
Interest expense, net	(6,770)	(5,164)	(4,578)
Other expense, net	123	24	188

Income before provision for income taxes and effect of change in accounting principle	$6,946	$4,784	$6,341

	2000	2001	2002
Depreciation and amortization
Total for reportable segments	$19,295	$19,556	$16,692
Corporate	910	921	1,006

Total depreciation and amortization	$20,205	$20,477	$17,698

	2000	2001	2002
Capital expenditures
Total for reportable segments	$12,508	$12,265	$12,943
Corporate	1,475	514	391

Total capital expenditures	$13,983	$12,779	$13,334

	2000	2001	2002
Assets
Total for reportable segments	$166,547	$160,563	$156,104
Corporate(1)	7,260	6,488	5,208
Deferred income taxes	818	844	1,067

Total assets	$174,625	$167,895	$162,379

(1)
Principally cash, prepaid expenses, property, plant & equipment. Certain prior year reclassifications have been made between corporate and reportable segments to more accurately distribute assets.

13. Commitments and Contingencies

        Leases.    The Company leases certain equipment and facilities under non-cancelable operating leases. The Company also leases certain vehicles under capital leases.

        Future minimum lease payments under non-cancelable operating and capital leases consist of the following:

	Capital Leases	Operating Leases
Year ended December 31,
2003	$497	$855
2004	306	820
2005	239	510
2006	164	197
2007 and thereafter	—	26

	1,206	$2,408

Less: amount representing interest (LIBOR of 1.38% at December 31, 2001)	42

	1,164
Present value future minimum lease payments less amounts due within one year	479

Amounts due after one year	$685

        Rent expense incurred by the Company under non-cancelable operating leases totaled $934, $1,169 and $984 for the years ended December 31, 2000, 2001 and 2002, respectively.

        Guaranteed Route Rent Payments.    The Company operates coin laundry routes under various lease agreements in which the Company is required to make minimum guaranteed rent payments to the respective lessors. The following is a schedule by years of future minimum guaranteed rent payments required under these lease agreements that have initial or remaining non-cancelable contract terms in excess of one year as of December 31, 2002:

2003	$4,396
2004	3,674
2005	2,520
2006	2,040
2007	1,706
Thereafter	3,719

$18,055

        Litigation.    The Company is involved in various litigation proceedings arising in the normal course of business. In the opinion of management, the Company's ultimate liability, if any, under pending litigation would not materially affect its financial condition or the results of its operations.

14. Employee Benefit and Stock Plans

        Retirement Plans.    The Company maintains a qualified profit-sharing/401(k) plan (the "Plan") covering substantially all employees. The Company's contributions to the Plan are at the discretion of the Board of Directors. Costs under the Plan amounted to $623, $643 and $620, for the years ended December 31, 2000, 2001 and 2002, respectively.

        Stock Option and Incentive Plans.    On April 7, 1997, the Board of Directors adopted, and the Company's stockholders approved, the 1997 Stock Option and Incentive Plan for the Company (the "1997 Stock Plan"). The 1997 Stock Plan is designed and intended as a performance incentive for officers, employees, consultants and directors to promote the financial success and progress of the Company. All officers, employees and independent directors are eligible to participate in the 1997 Stock Plan. Awards, when made, may be in the form of stock options, restricted stock, unrestricted stock options, and dividend equivalent rights. The 1997 Stock Plan requires the maximum term of options to be ten years.

        Employee options generally vest such that twenty percent (20%) of the options will become exercisable on each of the first through fifth anniversaries of the date of grant of the options; however, the Administrator of the 1997 Stock Plan may determine, at its discretion, the vesting schedule for any option award. In the event of termination of the optionees' relationship with the Company, vested options not yet exercised terminate within 90 days. The 1997 Stock Plan also provided for the automatic annual grant to each of the independent directors to purchase 1,000 shares of common stock. The non-qualified options granted to independent directors are exercisable immediately and will terminate on the tenth anniversary of the grant. The exercise prices are the fair market value of the shares underlying the options on the respective dates of the grants. Other than the stock option grants, there were no other grants of equity-based compensation awards.

        The 1997 Stock Plan provides for the issuance of up to the greater of 750,000 shares of common stock or ten percent of the outstanding shares of common stock. At December 31, 2002, approximately 1,267,022 shares of common stock were reserved for issuance under the 1997 Stock Plan, of which 1,012,080 shares were subject to outstanding options and 254,942 remained available for issuance.

        During 2000 a significant number of options granted in prior years were forfeited. All forfeited options had an exercise price in excess of the market price on the date of forfeiture. These forfeitures had no impact on the results of operations for the year ended December 31, 2000.

        The following is a summary of stock option plan activity:

	2000		2001		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	899,949	$9.80	136,000	$9.39	779,600	$4.09
Granted	25,500	$3.25	740,100	$3.47	276,600	$3.26
Exercised	—	—	(1,000)	$3.13	—	—
Canceled	—	—	—	—	—	—
Forfeited	(789,449)	$9.64	(95,500)	$6.85	(44,120)	$4.31

Outstanding, end of year	136,000	$9.39	779,600	$4.09	1,012,080	$3.85

Exercisable, end of year	85,500	$9.59	153,100	$5.74	273,100	$4.74

	Options Outstanding			Options Exercisable
	Number Outstanding at 12/31/02	Weighted Average Remaining Contratual Life	Weighted Average Exercise Price	Number Exercisable at 12/31/02	Weighted Average Exercise Price
$3.00—$3.85	955,080	8.7	$3.56	216,100	$3.67
7.94—$8.50	54,000	6.3	$8.49	54,000	$8.49
$11.00—$16.06	3,000	5.1	$13.75	3,000	$13.75

	1,012,080	7.8	$3.85	273,100	$4.74

        The fair value of the Company's options was estimated as of the date of grant using a Black-Scholes option pricing model with the following components:

	December 31,
	2000	2001	2002
Fair value of options granted at grant date	$1.76	$1.87	$1.85
Risk free interest rate	5.1%	4.4%-4.8%	2.5%-4.9%
Expected option term—employees	7 years	7 years	7 years
Expected option term—independent directors	3 years	3 years	3 years
Expected volatility	50%	45%	52%

        Mac-Gray Corporation 2001 Employee Stock Purchase Plan.    The Company established the Mac- Gray Corporation 2001 Employee Stock Purchase Plan (the "ESPP") in May of 2001. Under the terms of the ESPP, eligible employees may have between 1% and 15% of eligible compensation deducted from their pay to purchase common stock. The per share purchase price is 85% of the fair market value of the stock on, the lower of, the first day or the last day of each six month interval. Up to 200,000 shares may be offered pursuant to the ESPP. The plan includes certain restrictions, such as the holding period of the stock by employees. The number of shares of common stock purchased through the ESPP was 14,141 for the year ended December 31, 2002. At December 31, 2002 the Company had accumulated employee withholdings associated with this plan of $24 for acquisition of stock in 2003.

15. Earnings Per Share

	For the Year Ended December 31, 2000
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net income—basic	$3,784	12,634	$0.30

Effect of dilutive securities:
Stock options		—

Net income—diluted	$3,784	12,634	$0.30

	For the Year Ended December 31, 2001
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net income—basic	$2,485	12,645	$0.20

Effect of dilutive securities:
Stock options		2

Net income—diluted	$2,485	12,647	$0.20

	For the Year Ended December 31, 2002
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net income—basic	$2,868	12,661	$0.23

Effect of dilutive securities:
Stock options		3

Net income—diluted	$2,868	12,664	$0.23

MAC-GRAY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(In thousands, except per share data)

16. Summary of Quarterly Financial Information (unaudited)

	Year Ended December 31, 2001					Year Ended December 31, 2002
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total
Revenue	$38,220	$36,574	$38,974	$38,301	$152,069	$36,758	$38,088	$35,947	$39,575	$150,368
Cost of revenue	30,276	29,708	31,030	30,113	121,127	28,639	29,961	28,148	31,208	117,956

Gross margin	7,944	6,866	7,944	8,188	30,942	8,119	8,127	7,799	8,367	32,412
Operating expenses	5,338	4,892	5,439	5,349	21,018	5,273	5,687	5,486	5,235	21,681

Income from operations	2,606	1,974	2,505	2,839	9,924	2,846	2,440	2,313	3,132	10,731
Interest expense, net	1,506	1,304	1,277	1,053	5,140	970	975	1,276	1,169	4,390

Income before provision for income taxes and effect of change in accounting principle	1,100	670	1,228	1,786	4,784	1,876	1,465	1,037	1,963	6,341
Provision for income taxes	520	351	599	829	2,299	773	609	444	741	2,567

Net income before effect of change in accounting principle	580	319	629	957	2,485	1,103	856	593	1,222	3,774
Effect of change in accounting principle-net of taxes	—	—	—	—	—	(906)	—	—	—	(906)

Net income	$580	$319	$629	$957	$2,485	$197	$856	$593	$1,222	$2,868

Net income per common share before effect of change in accounting principle — basic	$0.05	$0.03	$0.05	$0.08	$0.20	$0.09	$0.07	$0.05	$0.10	$0.30

Net income per common share before effect of change in accounting principle — diluted	$0.05	$0.03	$0.05	$0.08	$0.20	$0.09	$0.07	$0.05	$0.10	$0.30

Net income per common share — basic	$0.05	$0.03	$0.05	$0.08	$0.20	$0.02	$0.07	$0.05	$0.10	$0.23

Net income per common share — diluted	$0.05	$0.03	$0.05	$0.08	$0.20	$0.02	$0.07	$0.05	$0.10	$0.23

Weighted average common shares outstanding — basic	12,640	12,644	12,646	12,649	12,645	12,652	12,653	12,665	12,674	12,645

Weighted average common shares outstanding — diluted	12,644	12,646	12,646	12,649	12,647	12,652	12,664	12,666	12,675	12,647

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
MAC-GRAY CORPORATION CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
MAC-GRAY CORPORATION CONSOLIDATED INCOME STATEMENTS (In thousands, except per share data)
MAC-GRAY CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
MAC-GRAY CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (In thousands, except per share data)